Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION APPOINTS OF ROBERT LEHMAN, CPA AS NEW CFO

Pasadena, CA, June 14, 2022 – Western Asset Mortgage Capital Corporation (the “Company”) (NYSE: WMC) announced today the appointment of Robert W. Lehman as Chief Financial Officer, effective tomorrow, June 15th. Lehman is a real estate and REIT specialist with more than 35 years of experience in accounting, auditing, strategic plan creation and execution, capital markets and mergers and acquisitions.

Lehman was most recently a senior partner overseeing major real estate accounts at EY (formerly Ernst & Young LLP). In this role, he was instrumental in expanding the firm’s thought leadership and eastern region market share. Throughout his three-decade tenure at the firm, he held several leadership positions where he counselled high-visibility clients on accounting considerations and oversaw complex real estate acquisitions and initial public offerings. Following EY’s merger with Kenneth Leventhal & Co., Lehman strategically helped grow the REIT practice at EY.

“Bob is uniquely qualified to assume the role of Chief Financial Officer as we focus our portfolio on residential real estate investments and improving our financial performance,” said Bonnie Wongtrakool, Chief Executive Officer of the Company. “We are thrilled to welcome him to our executive leadership team as his expertise, strong track record and established relationships in the industry will add significant value to our company and, in turn, to our shareholders.”

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio of assets, with a focus on residential real estate related investments, including non-qualified mortgage loans, non-agency RMBS and other related investments. The Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC's perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly owned subsidiary of Franklin Resources, Inc. Please visit the Company’s website at www.westernassetmcc.com.

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Investor Relations Contact:
Larry Clark
Financial Profiles, Inc.
(310) 622-8223
lclark@finprofiles.com

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